Modification of Mr. Colby's Employment Agreement.

The Board then discussed Mr. Colby's Employment Agreement with the Company.

WHEREAS, Mr. Colby entered into an Employment Agreement with the Company effective as of November 7, 2005, which was modified by the Board on December 4, 2006;

WHEREAS, in recognition of Colby's efforts, the Board deems it in the best interests of the Company to amend Mr. Colby's Employment Agreement.

On motion duly made and seconded, with Mr. Colby recusing himself, the following resolution was adopted:

RESOLVED, that effective August 1, 2007, Mr. Colby's Employment Agreement shall be amended to reflect the following:

- Base Salary:	Increased to $14,500.00USD per month;
- Term:	Extended to October 31, 2009
- Benefits:	Group health, vision and dental insurance for Mr. Colby and his dependents.